Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1. Form F-3 (File Nos. 333-258935, 333-252015 and 333-226387) of RADA Electronic Industries Ltd.
2. Form S-8 (File Nos. 333-213284, 333-231678 and 333-238502) pertaining to the 2015 Share Option Plan of RADA Electronic Industries Ltd.

of our reports dated March 24, 2022, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. and the effectiveness of internal control over financial reporting of RADA Electronic Industries Ltd. included in this Annual Report (Form 20-F) of RADA Electronic Industries Ltd. for the year ended December 31, 2021.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
March 24, 2022	A Member of Ernst & Young Global